Signia - Code of Ethics

General

The Code of Ethics is predicated on the principle that Signia owes a fiduciary duty to its Clients. 1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Signia will be mindful to:

•	Place client interests ahead of Signia’s – As a fiduciary, Signia will serve in its clients’ best interests. In other words, employees may not benefit at the expense of clients.

•	Engage in personal investing that is in full compliance with Signia’s Code of Ethics. Employees must review and abide by Signia’s Personal Securities Transaction and Insider Trading Policies.

•	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Signia, or on behalf of a client, unless in compliance with the Gift Policy below.

•	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. In addition, Signia employees who are Officers of a Registered Investment Company must also abide by the Fund’s Officer Code of Conduct that is established by the investment company.

Any questions with respect to Signia’s Code of Ethics should be directed to the CCO and/or the Manager. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing this policy and procedures, Signia considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees engage in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to Clients or unjust enrichment to the Employee (These practices include trading ahead of Clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.)

•	Employees are able to cherry pick Clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

[1]	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

•	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

•	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the IC Act.

•	Employees are not aware of what constitutes Material Non-Public Information.

Signia has established the following guidelines as an attempt to mitigate these risks.

Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frame the professional and ethical conduct that Signia expects from its Employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients and Employees;

•	Place the integrity of the investment profession, the interests of clients, and the interests of Signia above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential material conflict of interest without first consulting with Senior Management;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the Federal Securities Laws.

Signia has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth IN THIS CODE OF ETHICS. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

Responsibilities Under Rule 17J-1 of the Investment Company Act.

•	Signia serves as investment adviser to certain registered investment companies. As such Signia is subject to certain provision of Rule 17j-1 of the IC Act as described below.

•	If the CCO determines that a material violation of this Code has occurred, he shall promptly report the violation, and any enforcement action taken, to the Manager. Signia will report its findings to the investment company’s board of directors or trustees (the “Board”) pursuant to Rule 17j-1(c)(2)(ii).

•	A copy of each finding presented to the investment company Board shall be preserved by Signia for at least six years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

•	In the event a material change is made to the personal trading policy of the Code, the CCO shall inform the investment company’s CCO of such material change and ensure that such material change is approved by the investment company’s Board no later than six months after adoption of the material change.

Personal Security Transaction Policy

Employees may not purchase or sell any Security in which the Employee has a Beneficial Interest unless the transaction occurs in an exempted Security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

Employees must have written clearance for all transactions (with the exception of exempt securities as defined below) in securities before completing the transactions. Signia reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct, and may fail to pre-clear a proposed employee transaction for a number of reasons, including, but not limited to: conflicting sides of a transaction with clients; violation of a confidentiality agreement; and the proposed transaction is before an intended client trade program.

Employees shall complete Signia’s Personal Trading Pre-Clearance Form (See Attachment A) when requesting a trade in most securities, or the Private Placement and IPO Request and Reporting Form (See Attachment B) when requesting a trade in a Private Placement or IPO. All pre-clearance requests must be submitted to the CCO or someone so designated by the CCO with the CCO’s oversight. Once pre-clearance is granted to an employee, such employee may only transact in that Security for the remainder of the day. If the employee wishes to transact in that Security on the following or any other day, he/she must again obtain pre-clearance for the transaction. Unless otherwise noted, no pre-clearance is required for transactions taking place in the Exempted Securities noted below.

The Watch List of securities that is being maintained by the CCO must be promptly updated by Signia’s analysts for purchase/removal from client portfolios. The Watch List shall be compiled by analysts and Portfolio Managers and include companies that Signia is evaluating through the due diligence process. An email reminder will be sent to each PM on a weekly basis to review and update the Watch List. The list will be maintained in a shared directory on the file server. PMs will notify the CCO of any updates to the list by replying to the email reminder.

Alternatively, with regards to an employee investment in a private placement or private investment fund, the employee can submit a copy of his/her subscription document to the CCO for pre-approval in lieu of completing Attachment B The execution of the Fund’s subscription document shall serve as evidence of Signia’s pre-clearance of the Employee’s investment in the Fund. All subsequent investments in the Fund that do not require the execution of additional subscription agreements do however require pre-approval of the CCO via the aforementioned Private Placement and IPO Request and Reporting Form included as Attachment B.

Reportable Securities

Signia requires Employees to provide periodic reports (See the Reporting section) regarding transactions and holdings in any Security, except that Employees are not required to report the following Exempted Securities:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than Reportable Funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

•	Shares in Electronically Traded Fund or Index Funds (ETF) effective 1-1-2012

Please note, such exemption does not apply to shares of open-end mutual Funds that are advised by Signia (or an affiliate) or are otherwise affiliated with Signia (or an affiliate). Employees must pre-clear and report any personal transaction in a Reportable Fund.

Reporting

Signia must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Employees/SupervisedPersons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

You must sign the Quarterly Report Form and indicate that you have not had any direct or indirect influence or control over the accounts which have been accepted by the CCO to be excluded from reporting during the report period. You may also utilize the attached Quarterly Reporting Forms to list the transactions to fulfill your quarterly reporting obligations. Alternately, you may use the attached Letter to a Broker-Dealer to instruct the institution hosting your account to send the CCO duplicate account statements. The CCO must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms. These forms should be signed, dated, and submitted to the CCO within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

In lieu of completing the Periodic Holdings Reporting Forms, you may submit copies of account statements, current as of December 31st, for all accounts that hold Reportable Securities. You should sign and date each statement before submitting it to the CCO.

If you do not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Forms. These forms should be signed, dated, and submitted to the CCO within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

1)	The Quarterly Reporting Form (Securities) for any transactions effected pursuant to an automatic investment plan.

2)	Any of the three (3) reports (i.e., Quarterly Reporting Form, Initial Reporting Forms and Annual Reporting Forms) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control. Note however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.).

The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

Trading and Review

Signia’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, Signia will closely monitor Employees’ investment patterns to detect the following abuses:

•	Frequent and/or short-term (60 days) trades;

•	Trading in Securities held by the Mutual Fund within the most recent 15 days;

•	Trading opposite of Client trades; and

•	Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of Clients.

Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market-timing activities.

The Manager will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

If Signia discovers that an Employee is personally trading contrary to the policies set forth above, the Employee may be requested to meet with the CCO and Manager to review the facts surrounding the transactions.

Reporting Violations and Remedial Actions

Signia takes the potential for conflicts of interest very seriously. As such, Signia requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Signia’s Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of Signia’s Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

2.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Signia has instituted procedures to prevent the misuse of Material Nonpublic Information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information; or

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Rumors

Rumors do not necessarily constitute public information. If the so-called “rumor” is reported as a rumor in the financial press, then you can consider it public. However, if it is not disseminated in a manner that constitutes “public” information as described above you run the risk that the information is non-public and, if it is both material and was disclosed, directly or indirectly, through the breach of a duty, you may be prohibited from trading on the basis of it. That is why you should always try to ascertain the original source of information that you receive. One acceptable way to determine whether a “rumor” is publicly available would be to call the issuer’s public relations officer and inquire as to whether the company has publicly confirmed or denied the rumor. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumor because a confirmation or a denial of the rumor could, in itself, constitute non-public information.

Selective Disclosure

Employees must never disclose proposed/pending trades to any Client or other individual/entity outside of Signia. Additionally, Signia must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Signia’s fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio may also be viewed as Signia engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and Signia’s website is subject to the CCO’s approval in accordance with Signia’s Advertising and Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO and Manager. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is. However, in no case will the CCO approve the dissemination of holdings information that is less than one (1) month old.

Signia will provide certain information relating to the performance of the Funds to Investors, as requested. All Investors are provided with the opportunity to request such information to ensure that no selective disclosure of the information has occurred.

Relationships with Clients/Investors and/or Signia’s Advisory Board Members

Given Signia’s standing in the investment community, it has retained executives of public companies and other well connected individuals as Clients/Investors and to serve as part of Signia’s Advisory Board. While Signia may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers and Analysts must be aware that the relationship could incentivize those individuals to divulge additional information (including Material Non-Public Information) to Signia due to the potential for personal gain. Accordingly, Signia will be cognizant of this potential conflict and take extra precautions when discussing investment matters with Clients/Investors who are employed by companies that are current or prospective investments of Signia.

Investments in Underlying Managers

In the implementation of its investment strategies, certain of Signia’s Investment Groups may invest its own, and/or Client assets with underlying third-party managers. In doing so, Signia may receive varying degrees of transparency with respect to the portfolios manager by the underlying third-party managers. Accordingly, in no instance will an Employee personally trade on, other otherwise utilize any information gained related to specific portfolio holdings and/or trading intentions of the underlying third-party managers.

Procedures to Review Profitable Short-Term Trades

As a means to detect the potential use of Material Non-Public Information in the advisement of Client accounts, the CCO will conduct an analysis of a sample of highly-profitable short-term transactions that occurred over the previous quarter. The CCO’s procedures to complete the review will be as follows:

•	Discuss the rationale of the transactions with the individual that recommended the transactions;

•	Review the documentation that exists to support the rationale for the transactions;

•	Review any electronic correspondence (focusing on the trade dates) regarding the transactions;, and

•	Review any significant events and news regarding the companies around the dates of the transactions.

All issues noted from the reviews will be brought to the attention of the Managing Partners.

Conversations or Arrangements with Other Market Participants

Employees must be diligent when evaluating information received from other market participants, such as investment banks, private equity funds and other hedge funds. Acting upon knowledge of the plans or strategies of these other market participants may be viewed by regulators as a form of market abuse, particularly when approached by, or acting in concert with, such other participants. Employees should also be cognizant of the fact that information received from third parties with respect to large pending or contemplated orders in a security may be deemed to be material non-public information with respect to that security. Any such situations should be discussed immediately with the General Counsel.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Inside Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Inside Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO and Manager as soon as possible. From this point, the Employee, CCO and Manager will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:

•	Shall not trade the securities of any company in which they possess Material Non-Public Information about the company.

•	Shall not trade in any synthetic instruments that give SAM’s clients exposure to the securities of any company in which they possess Material Non-Public Information about the company.

•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with Signia’s Personal Security Transaction Policy and the Federal Securities Laws.

•	Shall submit various reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO and Manager.

•	Shall not proceed with any research, trading, etc. until the CCO and Manager inform the Employee of the appropriate course of action.

Upon the termination of employment for any reason, Employees must promptly turn over to Signia all documents and other materials, in whatever form maintained (e.g., typewritten, handwritten, tape recorded, computer diskette), containing, reflecting, or otherwise relating in any way to, Material Non-Public Information.

3.	Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may be granted written approval from the CCO to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Signia may determine that it is in its clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Signia recognizes that service with organizations outside of Signia can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Signia and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, Signia may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee should not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV.

4.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Signia and in which he or she knows Signia might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Signia, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Signia business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by Signia may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

Employees may use Attachment H to inform the CCO of any of the issues noted in this discussion.

5.	Loans

No Employee may borrow from or become indebted to, any person, business or company having business dealings or a relationship with Signia, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Signia’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

6.	Dealings with Government and Industry Regulators

Signia’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against Signia. Employees are expected, if requested, to provide Signia with reasonable assistance, including, but not limited to, meeting or consulting with Signia and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

7.	Political Contributions and Public Office

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•	Advisers with fewer than fifteen clients that would be required to register with the SEC but for the “private advisor” exemption provided by Section 203(b)(3) of the Advisers Act;

•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.2 This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function. Signia is a limited liability company. As such the rule covers contributions made by managing members. A contribution by an owner that is a limited partner or non-managing member (of a limited liability company) is not covered, however, unless the limited partner or non-managing member is also an executive officer or solicitor (or person who supervises a solicitor) covered by the rule, or unless the contribution is an indirect contribution by the adviser, executive officer, solicitor, or supervisor

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

[2]	A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.3

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

Recordkeeping Obligations

Paragraph (a)(18) of Rule 204-2 imposes additional recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

[3]	Similar prohibitions are expected on broker/dealers pursuant to upcoming FINRA lawmaking.

Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, would not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Risks

In developing these policies and procedures, Adviser considered the material risks associated with Employees/Supervised Persons’ political contributions. This analysis includes risks such as:

•	Employees/Supervised Persons make political contributions that limit Adviser’s ability to attract or retain government-related Clients or Investors;

•	Adviser hires or promotes an individual into a role that meets the definition of a “covered associate” without considering the individual’s past political contributions;

•	Adviser inadvertently violates “pay-to-play” regulations, or other applicable laws, because it is unaware of Employees/Supervised Persons’ political contributions;

•	Adviser or its Employees/Supervised Persons make charitable contributions that pose actual or apparent conflicts of interest; and

•	Employees/Supervised Persons hold public offices that pose actual or apparent conflicts of interest.

Policies and Procedures

Political Contributions

Political contributions by Adviser or Employees/Supervised Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee/Supervised Person or a “covered associate,” as defined above, or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using attachment K Political Contribution Pre-clearance form. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions. The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of Clients or Investors; contributions for all other potential covered associates will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO along with Adviser’s Political Contribution Pre-clearance forms.

Employees/Supervised Persons may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, Employees/Supervised Persons must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by Adviser, rather than its Employees/Supervised Persons, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients and Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

•	Soft money contributions by Signia and Employees to political candidates are strictly prohibited;

•	Public Office

Employees/Supervised Persons must obtain written pre-approval from the CCO prior to running for any public office. Employees/Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with Adviser’s business activities.

8.	Charitable Contributions

Donations by Adviser or Employees/Supervised Persons to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Notify the CCO if you perceive an actual or apparent conflict of interest in connection with any charitable contribution, or if you believe that the contribution could give an appearance of impropriety.

9.	Improper Use of Signia Property

No Employee may utilize property of Signia or utilize the services of Signia, its principals or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including Signia and the Funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

Upon the termination of employment for any reason, all Employees must promptly turn over to Signia all documents and other materials, in whatever form maintained, containing, reflecting, or otherwise relating in any way to, confidential and private information of Signia.

10.	Protection of Signia’s Name

Employees should at all times be aware that Signia’s name, reputation, goodwill, and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Signia’s name in any manner that could be misinterpreted to indicate a relationship between Signia and any other entity or activity.

11.	Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

12.	Gifts and Entertainment

Employees, CFA Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration:

•	that reasonably could be expected to compromise their own or another’s independence and objectivity; or

•	that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable not lavish or extravagant in nature. Regardless of whether or not the Employee is accompanied to the event by the giver, In the event that the estimated cost of the meal, event, etc. is greater than $250, the Employee must report his/her attendance at the meal, event, etc. to the CCO on Attachment I. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

Employees’ Receipt of Gifts - Employees must report their intent to accept a gift over $250 (either one single gift, or in aggregate on an annual basis) to the CCO by completing Attachment I. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts would include holiday gift baskets and lunches brought to Signia’ offices by service providers.

Signia’s Gift Giving Policy – Signia and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval from the CCO to give gifts in excess of $250 US Dollar equivalent to any client, prospective client or any individual or entity that Signia is seeking to do business with.

Gifts Given to Taft-Hartley Funds - Employees are reminded that notwithstanding this policy, since Signia could have Taft-Hartley eligible investors, any gratuity provided by Signia to US labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported on Attachment I and Department Labor Form LM-10 within 90 days following the end of Signia’s fiscal year. Accordingly, Signia will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

The Department of Labor has issued further guidance on the filing of Form LM-10 through its website (www.dol.gov). Below are the relevant web-pages regarding the filing of Form LM-10:

•	Form LM-10

http://www.dol.gov/esa/regs/compliance/olms/GPEA_Forms/lm%20- %2010p.pdf#search=‘Form%20LM10’

•	Instructions to Form LM-10

http://www.dol.gov/esa/regs/compliance/olms/GPEA_Forms/LM10%20instructions.pdf

•	Frequently Asked Questions

http://www.dol.gov/esa/regs/compliance/olms/LM10_FAQ.htm

The CCO shall track all reportable entertainment and gifts via Attachment J.

13.	Travel Expenses

Employees may charge to Signia normal and reasonable travel and travel-related expenses incurred for a Signia business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel-related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While Signia has not prescribed limits on such expenses, Signia may reiterate its policy with Employees as necessary.

Signia will pay for all travel and travel-related expenses to support an Employee’s attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event (i.e. a broker charters a jet for numerous investment firms, including Signia, to visit a company, etc.), Signia shall determine the approximate value of the expense and forward the third-party a reimbursement check. Signia has adopted this policy in order to avoid any perceived conflict of interest associated with our relationships with outside service providers.

14.	The U.S. Foreign Corrupt Practices Act (“FCPA”)

Signia has determined that is it appropriate for it to be bound to comply with this U.S. legislation. The FCPA criminalizes the bribery of foreign officials anywhere in the world for the purpose of influencing an official decision to obtain a business benefit. It also requires relevant companies to meet certain standards regarding accounting practices, books and records and internal controls.

The anti-bribery provisions prohibit Signia, and its affiliates, (including employees, agents or shareholders) acting on its own behalf or any other person (which would include for example another Signia group company) from committing an act in order to obtain or retain business or to direct business to any other person through:

•	a payment, offer, promise to pay or authorization of a payment, promise or offer;

•	of money or anything of value;

•	to (a) any foreign official (which includes any employee or officer of a public international organization); (b) any foreign political party or party official; (c) any candidate for foreign political office; or (d) any other person while “knowing” that the payment or promise to pay will be passed on to one of the above;

•	“corruptly”; and

•	for the purpose of (a) influencing an official act or decision of that person; (b) inducing that person to do or omit to do any act in violation of his/her lawful duty; (c) inducing that person to use his/her influence with a foreign government to affect any government act or decision; or (d) securing any improper advantage.

Disclosure

Signia shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Signia’s Code of Ethics shall be directed to the CCO.

If the CCO determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation, and any enforcement action taken, to Senior Management. Signia will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Recordkeeping

Signia shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or Signia’s Senior Management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than six years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past six years was, an Employee of Signia.

•	A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by Signia for at least six years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past six years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•	Signia shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Offering or IPO by Employees for at least six years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•	A copy of each finding presented to the Mutual Fund Board shall be preserved by Signia for at least six years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment and at least annually thereafter.

In the event a material change is made to the Personal Trading Policy of the Code of Ethics, the CCO shall inform the Mutual Fund’s CCO of such material change and ensure that such material change is approved by the Mutual Fund’s Board no later than six months after adoption of the material change.